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MARRIOTT EXPECTS TO REACH ONE MILLION ROOMS OPEN OR IN DEVELOPMENT IN 2015
New Hotels Expected to Drive Over $50 Billion in Real Estate Investment and Create More Than 150,000 Anticipated New Hotel Jobs

DAVOS, SWITZERLAND AND BETHESDA, MD, USA – January 20, 2015 – Continuing its trajectory of rapid global growth and creating opportunity, Marriott International, Inc. (NASDAQ: MAR) said today that it expects its portfolio of hotels either open or under development to surpass 1 million rooms by the end of 2015.  When open, the hotels under development will have generated more than $50 billion in real estate investment globally by Marriott’s owner partners and created over 150,000 anticipated new hotel jobs.

Arne Sorenson, Marriott’s president and chief executive officer, said, “An important focus of the World Economic Forum in Davos is creating new jobs and economic growth. In partnership with our owners in more than 100 countries and territories where we operate or have new hotels in development, Marriott is making a meaningful contribution to economic opportunity.  The growth in Marriott’s portfolio is truly a global trend, with strong expansion in the US and in many markets around the world.

“In 2014 alone, Marriott signed agreements for more than 650 hotels and 100,000 rooms to be added to its worldwide system over the next few years, a signing pace of nearly two new hotel deals a day.  This anticipated investment by our owner partners in Marriott-affiliated hotels will show their confidence in our brands, which reflects the preference our brands have with customers.  Together, our growth fuels economic development in communities around the globe, boosting construction and direct employment at the hotels, as well as incremental commerce that emerges around this growth,” said Sorenson.

A study by the German Agency for International Cooperation (GIZ) researched the economic and community benefit of hotels and found in its initial study of the JW Marriott Lima Hotel in Peru, which employs 350 associates and features 300 guestrooms and 10 meeting rooms, that the hotel contributes more than $10 million annually to the Peruvian economy through expenditures on salaries, supplies and services.

In developing regions such as Haiti and Africa, Marriott is working closely with hotel owners and non-governmental organizations to prepare and then hire local residents to manage and operate new hotels.  The new Marriott Port-au-Prince in Haiti will open in February having added more than 200 new local jobs.

“With nearly 1 billion[1] people moving upward into the middle class across the globe, the incentives to travel, both for business and to see the world, are powerful and are building in momentum.   The doors to travel are increasingly open, as seen in the recent landmark agreement between China and the United States for mutual 10-year visas.  Since that policy change was announced there has been a nearly 39 percent increase in applications for U.S. visas for Chinese visitors, who spend on average, seven thousand dollars per trip. The potential for new travel and economic growth is huge,” said Sorenson

“Clearly efforts to grow, generate economic opportunity and encourage travel can pay big dividends, not just for companies involved, but for communities around the world,” he said.

Tony Capuano, Marriott’s executive vice president and chief development officer, said that the company’s dramatic growth profile has been building steadily.

“We achieved record growth across the board in 2014, as we opened more than 46,000 rooms worldwide.  Having signed agreements in 2014 for over 650 new hotels and 100,000 rooms, we boosted our record pipeline of new hotel development to nearly 240,000 rooms. When opened over the next few years, these new hotels will expand Marriott’s presence from 80 countries and territories today to more than 100.  This continues an historic four-year surge in demand for new Marriott hotels that drives a bullish growth outlook.

“Our success has been boosted by a number of factors, including our continental leadership structure that connects our local development teams with development partners and lenders, the

[1] http://www.theguardian.com/news/datablog/2014/sep/24/global-middle-class-nears-one-billion-mark continuity of our senior development team, and the introduction of new brands which accounted for nearly 40% of our new room openings this past year. We and our hotel owners are excited about our new brands, including Moxy, AC by Marriott, Autograph and Edition, and our newly acquired Protea brand in Africa.

Marriott’s growth is significant on a regional basis.  In North America, the company is entering new secondary and tertiary markets as well as adding to its strength in the largest cities.   In Asia, the company expects to more than double its distribution as hotel projects in the current pipeline open, more than doubling Marriott’s presence in the Asia-Pacific region. The company also expects its robust growth will continue in the Middle East and Africa, where Marriott’s portfolio could expand by more than 75 percent, and the Caribbean and Latin America, where its system size could increase by nearly 50 percent.  In Europe, the company’s aggressive growth plans will leverage a broad portfolio of brands, including Moxy, a new stylish budget alternative for travelers with a millennial mindset.

Note on forward-looking statements: This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws, including Marriott’s expectations about the number of rooms open or under development in 2015, the amount of future owner investment and the resulting generation of jobs, regional expansion plans, and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including supply and demand changes for hotel rooms, competitive conditions in the lodging industry, relationships with clients and property owners, the availability of capital to finance hotel growth, and other risk factors that we identify in Marriott’s most recent quarterly report on Form 10Q.  Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is a leading lodging global company based in Bethesda, Maryland, USA, with more than 4,100 properties in 79 countries and territories.  Marriott International reported revenues of nearly $13 billion in fiscal year 2013.  The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands, including: Marriott Hotels, The Ritz-Carlton, JW Marriott, Bulgari, EDITION, Renaissance, Gaylord Hotels, Autograph Collection, AC Hotels by Marriott, Moxy Hotels, Courtyard, Fairfield Inn & Suites, SpringHill Suites, Residence Inn, TownePlace Suites, Protea Hotels, Marriott Executive Apartments and Marriott Vacation Club timeshare brand.  Approximately 330,000 people work at Marriott managed and franchised hotels around the globe.  Marriott has been consistently recognized as a top employer and for its superior business ethics. The company also manages the award-winning guest loyalty program, Marriott Rewards® and The Ritz-Carlton Rewards® program, which together surpass 47 million members.  For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.
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Contact:	Tom Marder 001.301.380.2553 thomas.marder@marriott.com
Felicia McLemore 001.301.380.2702 felicia.mclemore@marriott.com